SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)1


                            ALLOS THERAPEUTICS, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   019777 10 1
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)



------------------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 019777 10 1                                         Page 2 of 5 Pages


________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Johnson & Johnson
           22-1024240
________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a) [  ]
               (b) [  ]
________________________________
3.   SEC USE ONLY
________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New Jersey
________________________________
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                 -0-
   OWNED BY
      EACH                          6.   SHARED VOTING POWER
   REPORTING
    PERSON                                    -0-
     WITH

                                    7.   SOLE DISPOSITIVE POWER

                                              -0-

                                    8.   SHARED DISPOSITIVE POWER

                                              -0-

________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-

________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  [  ]
________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  -0-
________________________________
12.      TYPE OF REPORTING PERSON

                  CO
________________________________

CUSIP No. 019777 10 1                                         Page 3 of 5 Pages

________________________________
1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Johnson & Johnson Development Corporation
      22-2007137
________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) [  ]
                  (b) [  ]
________________________________
3.   SEC USE ONLY
________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
________________________________
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                 -0-
   OWNED BY
      EACH                          6.   SHARED VOTING POWER
   REPORTING
    PERSON                                    -0-
     WITH

                                    7.   SOLE DISPOSITIVE POWER

                                              -0-

                                    8.   SHARED DISPOSITIVE POWER

                                              -0-

________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-

________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  [  ]
________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  -0-
________________________________
12.      TYPE OF REPORTING PERSON

                  CO
________________________________

CUSIP No. 019777 10 1                                         Page 4 of 5 Pages


                Amendment No. 2 to Schedule 13G (Final Amendment)
                -------------------------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 and Amendment No. 1 thereto filed on February 4, 2003 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated as follows:

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned:

            J&J: -0-
            JJDC: -0-

            (b) Percent of Class:

            J&J: -0-
            JJDC: -0-

            (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: -0-

            (ii) shared power to vote or to direct the vote:

            J&J: -0-
            JJDC: -0-

            (iii) sole power to dispose or to direct the disposition of:  -0-

            (iv) shared power to dispose or to direct the disposition of:

            J&J: -0-
            JJDC: -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following [X].

CUSIP No. 019777 10 1                                         Page 5 of 5 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     JOHNSON & JOHNSON


                                     By     /s/ Michael H. Ullman
                                     --------------------------------------
                                     Name: Michael H. Ullmann
                                     Title: Secretary

Dated: February 11, 2004

                                     JOHNSON & JOHNSON DEVELOPMENT CORPORATION


                                     By    /s/ Eric B. Jung
                                     --------------------------------------
                                     Name: Eric B. Jung
                                     Title: Secretary

Dated: February 11, 2004